Exhibit 10.27

Execution Version

PRIVATE AND CONFIDENTIAL

Our Ref:	[ ]
Date:	December 22, 2021

To:	BKV Corporation 1200 17th Street, Suite 2100 Denver, Colorado 80202

Attn:	Christopher Kalnin

Re: Uncommitted Specific Advance Facility

Ladies and Gentlemen:

We, Oversea-Chinese Banking Corporation Limited, Los Angeles Agency (together with our successors and assigns, “we” or the “Bank”) are pleased to make available the uncommitted Specific Advance Facility as set out below (the “Facility”) to BKV Corporation, a Delaware corporation (the “Borrower”) subject to the following terms and conditions of: (i) this Facility Letter and each other Facility Document (as defined herein), (ii) the specific terms and conditions of each Notice of Drawing (as defined herein) or each Letter of Credit Request (as defined herein), as applicable, and (iii) the Bank’s Standard Terms and Conditions Governing Banking Facilities (the “Standard Terms”), attached hereto and made a part hereof as Exhibit B. The Facility will be guaranteed by the subsidiaries of the Borrower as more particularly described herein, including, without limitation BKV Barnett LLC, BKV Operating, LLC, and BKV Chelsea, LLC, each, a Delaware limited liability company (each, a “Guarantor”, and each Guarantor, together with the Borrower, a “Credit Party”). Certain terms used in this Facility Letter that are not defined elsewhere in this Facility Letter are defined in the Standard Terms. In the event of any inconsistency or conflict between the terms of this Facility Letter and the Standard Terms, the terms of this Facility Letter shall govern and control.

The Facility is made available hereunder on an uncommitted, discretionary, recallable on demand basis. The Bank has no obligation to issue, grant, continue, extend, or renew any Advance, letter of credit, or any other Utilization of the Facility. Each request by Borrower for a Utilization shall be reviewed by the Bank on a case by case basis and the decision to grant or continue any such Utilization shall be made by the Bank in its absolute and sole discretion and irrespective of whether or not the Credit Parties are in compliance with any of the terms of this Facility Letter or the other Facility Documents. The Bank also reserves the right to summarily refuse any request for a Utilization without any review as contemplated by the preceding sentence. As a “demand” facility, the Bank may demand repayment (or cash collateralization, as applicable, in form, substance and amount satisfactory to the Bank) of any outstanding Obligations at any time. By their execution and delivery hereof, the Credit Parties acknowledge and understand the foregoing.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

1.             FACILITY LIMIT

Notwithstanding the respective Facility limit set out in this Facility Letter, the Bank may, at its sole discretion, in consideration of a request of the Borrower from time to time, increase the Facility limit for a specified period of time subject to such conditions as the Bank may stipulate. Any such increase in the limits, and the entire Facility, may be cancelled immediately upon notice to Borrower by the Bank. The Bank may also, in its sole discretion, impose, decrease or cancel any Facility or sublimit or incorporate additional sublimits.

FACILITY	Limit

Specific Advance Facility (“SAF”)	Up to $55 million

The maximum aggregate principal sum outstanding together with the aggregate stated amount of any letters of credit issued under this Facility at any one time shall not exceed $55,000,000 (FIFTY FIVE MILLION DOLLARS) (the “Maximum Amount”).

The Bank, in its discretion, may agree to issue standby letters of credit (each, an “SBLC”) from time to time for the account of the Borrower. The aggregate stated amount of all outstanding letters of credit issued under the Facility shall not exceed $25,000,000 (TWENTY FIVE MILLION DOLLARS) (the “SBLC Sublimit”) unless otherwise agreed by the Bank in its sole discretion. Each issuance of an SBLC under the Facility shall reduce the aggregate amount available for Advances, other SBLCs, and any other available Utilizations on a dollar for dollar basis.

All Advances and SBLCs shall be in United States Dollars and shall be repaid in United States Dollars. SBLCs shall also be subject to the terms of a Letter of Credit Reimbursement Agreement between the Borrower and the Bank, dated as of the date hereof (as it may be amended, restated, supplement, modified or replaced, the “Letter of Credit Reimbursement Agreement”), a letter of credit application, and any other agreements, documents, or instruments required by the Bank as a condition to the issuance of such SBLC, or as a condition to any amendment, extension, or renewal of any SBLC. All references to “$” or “DOLLARS” hereunder shall refer to United States Dollars.

2.             PURPOSE

The proceeds of Advances and any drawings of SBLCs shall be used to finance Borrower’s working capital requirements in the ordinary course of its business as presently conducted. Notwithstanding anything to the contrary in the Standard Terms, Utilizations shall only consist of Advances and SBLCs.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

3.             PRICING

Each Advance shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Applicable Rate determined for such Interest Period, as set forth in Section 5.3(d) and the Standard Terms.

Each SBLC shall be subject to the LC Fee as described in Section 5.3(g) and the Standard Terms, and any other fees, charges and expenses set forth in the Letter of Credit Reimbursement Agreement.

Please refer to the Standard Terms, particularly Sections 2 and 3 thereof. As more particularly provided therein, the Bank reserves the right to change the Applicable Rate and the LC Fee in its sole discretion to any other interest rate plus applicable margin (or, for SBLCs, any other fee) it elects, including a rate or fee based on its Cost of Funds and you shall be required to make future interest and fee payments (and any other Obligations calculated according to the Applicable Rate) in accordance with the new Applicable Rate or new SBLC fee. With respect to any Utilizations where the Applicable Rate is calculated according to the LIBO Rate, the Standard Terms provide for such Applicable Rate to transition to a SOFR based rate under the circumstances described therein. Such provisions shall not, however, limit, waive, or restrict the Bank’s overall discretion to change any Applicable Rate, which discretion the Bank reserves notwithstanding Sections 2 and 3 of the Standard Terms. The Bank may give prior written notice to the Borrower of any change in the Applicable Rate, but the failure of the Bank to give any such prior written notice shall not relieve the Borrower of its obligation to pay the amount due and owing to the Bank on account of any change in such Applicable Rate or otherwise prejudice, waive, or limit the Bank’s rights or remedies in any respect.

4.             FACILITY DOCUMENTS

4.1	The Facility, all Utilizations, and all other Obligations of the Credit Parties arising hereunder will be subject to the terms of the following documents in form and substance satisfactory to the Bank (each such document, a “Facility Document” and collectively, the “Facility Documents”):

(i)	This Facility Letter;
(ii)	Demand Promissory Note;
(iii)	Letter of Credit Reimbursement Agreement;
(iv)	Guaranty in favor of the Bank from the Guarantors;
(v)	Each Notice of Drawing for each Advance or a Notice of Letter of Credit Request, each in the form of Exhibit A-1 or Exhibit A-2, as applicable; and
(vi)	Such other documentation as the Bank may request from time to time.

Above documentation and any other documentation, including any amendments, modifications, or restatements of the same, requested by the Bank from time to time shall be in form and substance satisfactory to the Bank and any Utilizations shall be subject to the terms of such documentation.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

5.             SAF AVAILABILITY/DRAWDOWN

5.1	Subject to the availability of funds to the Bank, Advances under the SAF will be available for drawdown by the Borrower, and the issuance of SBLCs will be available, from time to time on a revolving basis provided always that at any one time the aggregate outstanding principal amount of the Advances together with the undrawn aggregate stated amount of any SBLCs shall not exceed the Maximum Amount.

5.2	Each Advance shall be repaid in full on the earlier of sixty days after the date of such Advance or the Bank’s written demand. Draws on SBLCs shall be payable in full on the earlier of Bank’s written demand or as required under the Letter of Credit Reimbursement Agreement. Please be further advised that the Facility is subject to an annual renewal by the Bank on June 30 of each year (or if such day is not a Business Day, then on the next Business Day thereafter). In the event the Facility is not renewed as of such date (the “Renewal Determination Date”), the Bank shall terminate the Facility and demand repayment of all Obligations (and cash collateralization of any outstanding SBLCs in form, substance and amount satisfactory to the Bank) on the next Business Day following the Bank’s decision not to renew the Facility. Failure of Bank to delay its annual renewal decision to any date after the Renewal Determination Date of any year, or to fail to deliver notice of termination and a demand for repayment and/or cash collateralization on the day immediately following any determination not to renew the Facility shall not prejudice or waive any rights or remedies of the Bank to terminate the Facility, demand repayment or cash collateral, or exercise any right or remedy. The Bank may elect not to renew or continue the Facility for any or no reason, in its sole discretion, whether or not an Event of Default has occurred or continues.

5.3	Subject to the Bank’s absolute discretion to otherwise permit:

(a)	Each Advance shall be of an amount of not less than $1,000,000 and in integral multiples of $1,000,000.

(b)	The stated amount of each SBLC shall be an amount of not less than $1,000,000 and in integral multiples of $1,000,000. The aggregate outstanding undrawn stated amount of all SBLCs shall not exceed the SBLC Sublimit at any time. In the event that the aggregate outstanding undrawn stated amount, at any time, exceeds the SBLC Sublimit, the Bank may require the Borrower to cash collateralize the SBLCs, in form, substance and amount satisfactory to the Bank. If the Borrower does not timely comply with any cash collateral request, the Bank may, in its discretion, cause an Advance to be made under the Facility and the Bank may keep the proceeds of such Advance as cash collateral. Each SBLC issued (including any that are amended, extended, renewed or increased) after the date hereof shall terminate no later than 12 months after the date of issuance; provided, however, that if the letter of credit issued by the Bank in favor of Enterprise Texas Pipeline, LLC in the original stated amount of $20,640,000, is ever (in the sole discretion of the Bank and subject to the terms and conditions of the Facility Documents), deemed issued under this Facility or replaced by an SBLC issued under this Facility, the maximum tenor of such letter of credit or replacement allow for an expiry date of 31 August 2024.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

(c)	Each Interest Period shall be 1 or 2 months, subject to the availability of such Interest Period, as notified to the Bank in the Borrower’s Notice of Drawing relating thereto or any continuation notice sent pursuant to Section 5.3(f) hereof. The Borrower shall select such Interest Periods as which shall enable the Borrower to comply with the Borrower’s obligations under the Facility Documents. If the Borrower fails to select an Interest Period in the Notice of Drawing for an Advance, and the Bank elects to accept such Notice of Drawing in its sole discretion, the Interest Period for such Advance shall be one month.

(d)	In order to request an Advance, Borrower shall send a Notice of Drawing, substantially in the form attached hereto as Exhibit A-1 to the Bank not later than 11:00 a.m., Los Angeles time, on the fifth Business Day prior to the intended date of Advance, and the other conditions precedent set forth in Section 8 hereof shall be satisfied as determined by the Bank in its sole discretion. The intended date of an Advance must be a Business Day. Each Notice of Drawing shall be irrevocable and binding on Borrower.

(e)	In order to request the issuance, amendment, renewal or extension of an SBLC, Borrower shall send an SBLC Issuance Request, substantially in the form attached hereto as Exhibit A-2 to the Bank not later than 11:00 a.m., Los Angeles time, on the fifth Business Day prior to the intended date of such SBLC issuance, amendment, or extension, and the other conditions precedent set forth in Section 8 hereof shall be satisfied as determined by the Bank in its sole discretion. The intended issuance, amendment or extension date of an SBLC must be a Business Day. Each SBLC Issuance Request shall be irrevocable and binding on Borrower.

(f)	The Borrower shall pay all accrued interest on each Advance at the Applicable Rate on the applicable Interest Payment Date for such Advance. The Applicable Rate shall be the LIBO Rate plus a margin of 2.00%, subject to the Bank’s right to change the Applicable Rate pursuant to Section 2(a) of the Standard Terms. “Interest Payment Date” means (i) the last day of each Interest Period, (ii) any other date on which the Bank demands repayment of outstanding, accrued interest, and (iii) the Renewal Determination Date (if the Bank elects not to renew the Facility).

(g)	Borrower shall pay a fee with respect to each SBLC equal to 1.50% per annum of the outstanding stated amount of such SBLC (the “LC Fee”). Each LC Fee will be payable (i) at issuance of such SBLC based on the stated amount of the SBLC on the day of issuance for the calendar quarter in which such SBLC is issued, and (ii) thereafter, on the first Business Day of each calendar quarter, in advance, based on the stated amount of the SBLC on the first Business Day of such quarter. If the stated amount of SBLC is increased, the Borrower shall pay a supplemental LC Fee on the date of such increase equal to the pro rata amount of the LC Fee as applied to such increased amount.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

(h)	The Borrower shall not voluntarily repay or prepay any Advance, in whole or in part, on any day other than the last day of the applicable Interest Period for such Advance and upon giving the Bank at least three (3) Business Days’ prior written notice. In the event the Borrower does repay any Advance prior to the applicable Interest Period in a manner not permitted by the preceding sentence, the Borrower shall be liable for any breakage costs and other fees and expenses incurred by the Bank in connection with such repayment, as further provided in the Standard Terms. Any such voluntary prepayment shall be in a minimum amount of $1,000,000, and in integral multiples of $1,000,000 (unless the outstanding Advances and accrued interest are being prepaid in full).

(i)	The Borrower may elect to continue any Advance upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to, and in form and substance satisfactory to, the Bank, in accordance with the applicable provisions in the definition of the term "Interest Period," of the length of the next Interest Period to be applicable to such Advance; provided that, no Advance may be continued as such at the end of the applicable Interest Period (i) when any Event of Default has occurred and is continuing, (ii) if the Advance has been outstanding for sixty days, or (iii) after the date that is one month prior to the next Renewal Determination Date; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Advance shall be converted automatically to an Applicable Rate as selected by Bank in its discretion pursuant to Section 2(a) of the Standard Terms on the last day of such then expiring Interest Period.

6.             FINANCIAL COVENANTS; FINANCIAL REPORTING; OTHER COVENANTS

6.1	Financial Covenants. The Borrower shall comply with the following financial covenants based on the Borrower’s consolidated financial statements at all times.

(a)	Tangible Net Worth of not less than $500 million at all times. “Tangible Net Worth” is defined as the sum of the paid-up capital and retained earnings of Borrower less intangible assets.

(b)	Leverage Ratio of not more than 2.00 to 1.00. “Leverage Ratio” means, as of any date of determination, the ratio of the consolidated indebtedness of the Borrower, calculated according to GAAP, on such date to the consolidated EBITDA of the Borrower for the most recently completed for consecutive fiscal quarters of the Borrower prior to such date.

(c)	Interest Coverage Ratio of not less than 2.00 to 1.00. “Interest Coverage Ratio” means, as of any date of determination, the ratio of the consolidated EBITDA of the Borrower, calculated according to GAAP, for the most recently completed for consecutive fiscal quarters of the Borrower prior to such date, to the consolidated interest expense of the Borrower (including, without limitation, that portion attributable to capital leases in accordance with GAAP and capitalized interest), premium payments, debt discount, fees, charges, and related expenses with respect to all outstanding indebtedness of the Borrower on a consolidated basis including all commissions, discounts, and other fees and charges owed with respect to letters of credit, bank guarantees, and bankers' acceptances, in each case whether or not paid in cash during such period.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

6.2	Financial and Management Statements; Covenant Compliance.

(a)	The Borrower shall deliver to the Bank the audited annual consolidated financial statements of the Borrower, and of Banpu Public Company Limited (the “Parent”), as soon as available but in any event within 120 days after the end of the fiscal year of each such entity all in reasonable detail and prepared in accordance with GAAP for the Borrower and IFRS for the Parent, each audited and accompanied by a report and unqualified opinion of a certified public accounting firm of recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with GAAP or IFRS, as applicable, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)	The Borrower shall deliver to the Bank quarterly unaudited consolidated financial statements of the Borrower, and of the Parent, within 60 days after the end of the first three fiscal quarters of the Borrower.

(c)	Concurrently with the delivery of the quarterly financial statements referred to in clause “b” above, and with the annual financial statement referred to in clause “a” above, a certification from an authorized, knowledgeable officer of the Borrower stating, in form and substance satisfactory to the Bank, that the Borrower is in compliance with the financial covenants set forth in clauses “a” and “b” of Section 6.1 above as of the end of the period covered by such financial statements, that all of the representations and warranties made by the Credit Parties in the Facility Documents are true and correct in all material respects as of the date of such certificate, and that no Event of Default, or any event or circumstance which, with the giving of notice and/or the lapse of time and/or upon your making any necessary certification and/or determination under this Facility Letter might constitute an Event of Default.

7.             SANCTIONS

The Borrower is advised that there are specific sanctions and regulations imposed by the U.S. and other Government Authorities against certain countries, entities and individuals. Under these measures, the Bank may be unable to process or engage in transactions that involve a breach of such sanctions, and Governmental Authorities may require disclosure of information. The Bank is not liable for rejecting any presentation of documents that may cause a breach of those sanctions, or for any disclosures of any information as a result of actual or apparent breach of such sanctions. This Section applies notwithstanding any inconsistency with the current edition of the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits. The Credit Partis have made certain representations to the Bank and made certain covenants in favor of the Bank with regard to sanctions and prohibited transactions in the Standard Terms.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

8.             CONDITIONS PRECEDENT

8.1	Conditions Precedent to the Availability of the Facility.

Application by the Borrower to utilize the Facility will not be considered unless the Borrower has complied with all the conditions of this Facility Letter and such other provisions as the Bank may determine from time to time, and, including without limitation receipt of the following in form and substance acceptable to the Bank:

(a)	Duly executed and delivered Facility Documents from all parties thereto containing such terms and conditions as the Bank may in its absolute discretion require duly executed and duly stamped (where applicable) and in registrable form (if applicable);

(b)	The last annual financial statement and quarterly financial statements under Section 6.2;

(c)	A certificate of each Credit Party, certified by a duly authorized, knowledgeable officer of the applicable Credit Party (an “Authorized Officer”), dated the date hereof, attaching:

(1)	Such Credit Party’s Certificate of Incorporation (or equivalent) certified by the relevant authority of the jurisdiction of organization of the Credit Party;

(2)	Such Credit Party’s by-laws, operating agreement, or partnership agreement, as applicable, as in effect on the date hereof;

(3)	Resolutions of the governing body of such Credit Party approving each Facility Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, partnership, or limited liability company action;

(4)	a certification that the names, titles, and signatures of the officers of the applicable Credit Party, each authorized to sign each Facility Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder are true and correct;

(5)	a good standing certificate from the state of each Credit Party’s incorporation or formation, as applicable and from each other jurisdiction where such Credit Party should be in good standing under the laws of such jurisdiction, unless failure to be so qualified could not result in a material adverse effect to the Borrower, any other Credit Party, or the Bank; and

(6)	attesting to the accuracy of the conditions set forth in the following clause “d”.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

(d)	(i) the representations and warranties of the Credit Parties in any Facility Document to which they are a party, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on the date hereof, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (2) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects; (ii) both before and after giving effect to the closing of the Facility and any Advance made or SBLC issued hereunder on such date, no Event of Default, or any other event which would, with the giving of notice, passing of time, or occurrence of some other event constitute an Event of Default, has occurred and continues; and (iii) no material adverse change in such Credit Party or any of their respective affiliates financial condition, operating environment, management or any other conditions which, in the opinion of the Bank, materially affect any Credit Party’s ability to perform its respective obligations under the Facility Documents to which it are a party or effect the enforceability of any of the material provisions of the Facility Documents or any right or remedy of the Bank thereunder or under applicable Law (a “Material Adverse Change”).

(e)	At least five Business Days prior to the date hereof, Borrower shall deliver a Beneficial Ownership Certification covering the Credit Parties;

(f)	Bank shall have received, at least five business days prior to the date hereof, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(g)	Legal opinion by Baker & Hostetler LLP, as outside counsel to the Bank, under the laws of the State of New York and the state of each Credit Party’s incorporation or formation, as applicable.

(h)	All other information which the Bank or its counsel reasonably request.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

8.2	Conditions Precedent to Each Utilization. Notwithstanding the Bank’s discretion to refrain from making any Advances or issuing (or amending or extending) any SBLC, or allowing any other Utilizations, the Borrower shall comply with the following conditions precedent before receiving an Advance, the issuance (amendment or extension) of any SBLC, or any other Utilization:

(i)	With respect to: (1) a request for an Advance, the Bank shall have received a Notice of Drawing, and (2) a request for an SBLC, the Bank shall have received a Notice of Letter of Credit Request, each in accordance with Section 5.3(c) hereof;

(ii)	the representations and warranties of each Credit Party in any Facility Document to which it is a party, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on the date hereof, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (2) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects; (ii) both before and after giving effect to the closing of the Facility and any Advance made or SBLC issued (or amended or extended) hereunder on such date, no Event of Default, or any other event which would, with the giving of notice, passing of time, or occurrence of some other event constitute an Event of Default, has occurred and continues; and (iii) no Material Adverse Change has occurred; and

(iii)	Borrower shall provide any other documents required by the Bank from time to time and adhere to and abide by all other conditions precedent as the Bank may in its absolute discretion require.

9.             GUARANTORS. Each Credit Party acknowledges and agrees that BKV Barnett LLC, BKV Operating LLC, and BKV Chelsea LLC are required to be a Guarantor. Each Credit Party represents and warrants as of the date hereof and as of each other date on which any representations and warranties under the Facility Documents are made, that each of the aforementioned subsidiaries is a Guarantor.

10.          ACKNOWLEDGMENT OF UNCOMMITTED, DISCRETIONARY NATURE.

By its execution and delivery of this Facility Letter, each Credit Party acknowledges and agrees that you have reviewed, understand, and accept the terms of this Facility Letter (including the Standard Terms attached hereto as Exhibit B) and the other Facility Documents to which it is a party, and have had the opportunity for legal counsel of your choice to review and advise you on such terms. Each Credit Party is aware that the Facility is provided on an uncommitted, discretionary, demand basis, and that, in consequence of such, the Bank may, as provided in the Standard Terms, change the Applicable Rate, the LC Fee, and any applicable margin in its sole discretion including but without limitation on the occurrence of any Benchmark Replacement for any Utilizations based on the LIBO Rate.

The terms and provisions of this Facility Letter and any of the other Facility Documents shall not create any right in any Person other than the Credit Parties and the Bank and no other Person shall have the right to enforce or benefit from the terms hereof or thereof.

The Credit Parties agree that the terms and provisions of this Facility Letter and the other Facility Documents are confidential and may not be disclosed by the Credit Parties to any other Person (except as required by Applicable Law) other than the Parent, and the Credit Party’s (and Parent’s) accountants, attorneys and other advisors and only in connection with the transactions contemplated by this Facility Letter and on a confidential basis unless specifically approved by the Bank.

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

We trust that the above terms and conditions are acceptable to the Credit Parties. The Credit Parties shall signify acceptance by having their respective duly authorized signatories to sign and return to the Bank an original counterpart of this Facility Letter.

If you have any queries, please do not hesitate to contact Edwin Chan at (213) 624-1189 x123 or EdwinChan@ocbc.com who shall be pleased to assist you.

We are pleased to be of service to you and look forward to hearing from you in due course.

Yours faithfully,

Our Ref:
BKV Corporation SAF	PRIVATE AND CONFIDENTIAL

Oversea-Chinese Banking Corporation Limited, Los Angeles Agency

Name: Charles Ong
Title: General Manager and Head USA

We hereby accept the Facility on the terms and conditions mentioned in this Facility Letter including the Bank’s Standard Terms and Conditions Governing Banking Facilities, a copy of which we acknowledge receiving.

BKV CORPORATION

Name: Christopher Kalnin
Title: CEO

BKV BARNETT, LLC

Name: Christopher Kalnin
Title: CEO

BKV OPERATING, LLC

Name: Christopher Kalnin
Title: CEO

BKV CHELSEA, LLC

Name: Christopher Kalnin
Title: CEO